February 28, 2022

J.P. Morgan Exchange-Traded Fund Trust

277 Park Avenue

New York, NY 10017

Dear Sirs:

J.P. Morgan Investment Management Inc. (“JPMIM”) hereby agrees to waive fees owed to it or to reimburse the Fund listed on Schedule A through February 28, 2023. In particular, JPMIM will waive fees in the amount of the acquired fund fees and expenses for any unaffiliated investment company that the Fund invests in so that the total operating expenses do not exceed the rate indicated on Schedule A.

JPMIM understands and intends that the Fund will rely on this agreement in preparing and filing its registration statements on Form N-1A and in accruing the Fund’s expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Fund to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours, J.P. Morgan Investment Management Inc.

/s/ Brian S. Shlissel
By: Brian S. Shlissel
Managing Director

Accepted by:

J.P. Morgan Exchange-Traded Fund Trust

/s/ Timothy J. Clemens
By: Timothy J. Clemens Treasurer

SCHEDULE A

Fund Name	Expense Cap
JPMorgan ActiveBuilders Emerging Markets Equity ETF	0.33%